REGAL-BELOIT	NEWS RELEASE
CORPORATION
"At the Heart of What Drives Your World."	For release: January 3, 2005 8:00 am EST

REGAL-BELOIT CORPORATION
Completes Acquisition of HVAC/Refrigeration
Motor and Capacitor Operations from General Electric

Beloit, WI – January 3, 2005 – REGAL-BELOIT CORPORATION (AMEX:RBC) today announced that it has completed the purchase of General Electric Company’s (NYSE:GE) Heating, Ventilation and Air Conditioning (HVAC)/Refrigeration Motors and Capacitors operations of GE Consumer & Industrial. The HVAC/Refrigeration Motors and Capacitors operations include a full line of motors for residential HVAC applications and capacitors for HVAC and high intensity lighting applications.

The transaction closed at 11:59 pm (EST) on December 31, 2004. The purchase price was $270 million in cash and the issuance of 4.56 million shares of the Company’s common stock which, based on the closing price on December 31, 2004, results in total consideration of approximately $400 million. The Company estimates that the future tax benefits related to the deductibility of goodwill and intangible asset amortization to have an estimated present value of $45 million to $50 million. REGAL-BELOIT expects the acquisition to add sales of approximately $500 million in 2005 and, including an estimated $.20 per share of one-time costs and the impact of related financing activities, to add $.32 to $.34 to 2005 diluted earnings per share.

Key attributes of the acquisition include:

•	A leading market position for electric motors used in central heating and air conditioning systems.
•	Expansion of the Company’s customer base to include major HVAC OEMs.
•	Patented variable speed motor technology.
•	Expansion of the Company's global manufacturing capabilities.
•	Use of the trade name “GE HVAC Motors by Regal-Beloit” for a period of up to 15 years.

James L. Packard, CEO and Chairman of REGAL-BELOIT CORPORATION commented, “This is a defining acquisition. We believe this acquisition, coupled with the acquisition of the Commercial AC Motor business we completed in August, makes us the largest Commercial/Industrial motor producer in the United States as well as the leader in HVAC motors. Equally important, these acquisitions bring impressive technology and significant low cost manufacturing resources to our Company. We are excited about the potential for these businesses and the outstanding employees that will be joining our Company. We are particularly pleased to announce that Mark Gliebe, formerly General Manager of GE Motors & Controls, will also be joining REGAL-BELOIT. “

The HVAC/Refrigeration Motors and Capacitors operations are based in Fort Wayne, Indiana. Included in the sale are motor manufacturing facilities in Springfield, Missouri; Reynosa, Mexico; and Faridabad, India and a capacitor manufacturing facility in Juarez, Mexico. The business also has technology resources located in Hyderabad, India.

The Company financed $270 million of the purchase price through the amendment and expansion of its bank credit facility. The remainder of the purchase price was paid to GE in common stock of the Company, based on the issuance of 4.56 million shares of REGAL-BELOIT common stock in a private placement. GE entered into a shareholder’s agreement with REGAL-BELOIT related to the common stock issued to GE as part of the transaction. The shareholder’s agreement, among other things, provides GE with the opportunity to sell its REGAL-BELOIT stock over a defined period and under certain circumstances.

The Company will hold a conference call at 1 p.m. CST (2 p.m. EST) on Thursday, January 6, 2005 to discuss the acquisition. To participate in the call, investors should call 888-867-5802 at the scheduled time and ask for the REGAL-BELOIT conference call, passcode 10671623. The call will be available by digital replay through January 14, 2004 at 877-213-9653, passcode 10671623.

Robert W. Baird & Co. served as the financial advisor to REGAL-BELOIT.

About REGAL-BELOIT CORPORATION:
REGAL-BELOIT CORPORATION (AMEX:RBC) is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States and Canada, and in Mexico, Europe and Asia. For more information, visit the Company’s website at www.regal-beloit.com .

Cautionary Concerning Forward-Looking Statements
This press release may include certain “forward-looking statements” intended to qualify for the safeharbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact (including, without limitation, statements relating to the integration and future financial performance of the HVAC/Refrigeration Motors and Capacitors operations) are considered forward-looking statements. These statements are based on management’s current expectations and are subject to certain risks and uncertainties which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include: unexpected issues and costs arising from the consolidation of the HVAC/Refrigeration Motors and Capacitors operations; marketplace acceptance of the acquisition; unanticipated fluctuations in commodity prices and issues associated with the Company’s ability to pass increased prices on to its customers; and changes in global political, economic, business, competitive, market and regulatory factors as detailed in the Company’s filings with the Securities and Exchange Commission. Shareholders, potential investors and others are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For more information:
REGAL-BELOIT CORPORATION
Media: Fritz Hollenbach	Financial: Dave Barta
V.P. Administration & Human Resources	Chief Financial Officer
Telephone: 608/364-8808, X107	Telephone: 608/364-8808, X106
fhollenbach@regal-beloit.com	dbarta@regal-beloit.com